Exhibit 99.1

Press Contacts:	Audrey Bold Energy Recovery, Inc. +1 510.746.2529 abold@energyrecovery.com	Steven Webb Schwartz Communications, Inc. +1 415.817.2526 ERI@schwartzcomm.com

ENERGY RECOVERY INC’S GG PIQUE RETIRES; BOARD APPOINTS
THOMAS S. ROONEY JR. AS NEW CHIEF EXECUTIVE OFFICER

Cleantech Executive Brings Extensive Experience in Water and Renewable Energy to ERI

SAN LEANDRO, Calif., February 15, 2011—Energy Recovery, Inc. (NASDAQ: ERII), a leader in the design and development of energy recovery devices for desalination, today announced the retirement of its chief executive officer, G.G. Pique and the appointment of Thomas S. Rooney, Jr. as its new chief executive officer, effective February 16, 2011.    Mr. Pique served as ERI’s CEO for nine of his 11 years with the Company.

“G.G. has been instrumental to ERI’s success. His energy, commitment and industry experience have taken us from a small private company through a successful IPO in July 2008,” stated Hans Peter Michelet, ERI executive chairman. “He helped build a great company and launched an innovative technology that changed an industry.”

“Over the last nine years, we have taken ERI from a garage operation to a publicly traded company on the NASDAQ, while putting together a great team which continues to solidify our position in the desalination industry,” said G.G. Pique. “The ERI team is committed to bringing the power savings our technologies make possible to users inside and outside of desalination. I am delighted that a capable leader like Tom Rooney will lead the team and continue to advance our high-efficiency energy recovery solutions.”

Mr. Rooney brings to ERI nearly 30 years of executive public and private company experience in industries such as renewable energy, smart grid technologies, water purification, waste treatment and engineering and construction.  As ERI’s new CEO, Mr. Rooney will leverage his broad management skills in leading companies through new stages of growth in order to expand the reach of ERI’s existing technologies and products into new cleantech markets. Mr. Rooney will join the Company’s board of directors on February 18, 2011. Mr. Pique will remain with the Company as needed to help with the leadership transition.

“As Tom joins our management team, the ERI community is excited to benefit from his passion, his varied experience and his leadership,” continued Mr. Michelet. “As ERI continues to invest in our established desalination and water technologies, we are also committed to delivering new solutions to address the challenges and needs in various cleantech segments. Tom will drive the expansion of ERI’s R&D capabilities in high-efficiency, fluid energy transfer and energy storage technologies.”

Most recently, Mr. Rooney was the CEO of SPG Solar, one of the largest solar integrators in the United States. Under his leadership, SPG dramatically improved operational efficiencies, expanded to a national enterprise, and doubled its profits. Currently, Mr. Rooney is a member of the technical advisory board for Advanced Energy Industries (NASDAQ: AEIS), a global leader in innovative solar power and control technologies.

“ERI is a proven leader in the desalination and clean water industries, and I am excited to be working with such a dedicated and diverse group of people,” said Rooney. “In addition to strengthening our market presence in desalination, I am also looking forward to tapping into the enormous potential ERI’s energy efficiency technology offers for a variety of cleantech applications.”

Prior to his role at SPG Solar, Mr. Rooney was president and CEO at Insituform Technologies, Inc. (NASDAQ: INSU) a global, publically traded company where he executed a progressive, multi-dimension growth strategy that significantly strengthened the company financially, technically and operationally.  Mr. Rooney has held positions on the board of Beijing-based Duoyuan Global Water, Inc. (NYSE: DGW), and was part of the team that helped guide the company through its IPO in 2009.

About Energy Recovery, Inc.
Energy Recovery, Inc. (NASDAQ:ERII) designs and develops energy recovery devices that help make desalination affordable by significantly reducing energy consumption. Energy Recovery technologies include the PX Pressure Exchanger™ (PX™) device for desalination and the Turbocharger hydraulic turbine energy recovery device and pump for desalination, gas and liquid processing applications. In total, Energy Recovery reduces the carbon footprint of desalination, saving more than 970 MW of energy and offsetting CO2 emissions by more than 5.2 million tons per year. The company is headquartered in the San Francisco Bay Area with offices in Detroit and in key desalination centers worldwide, including Madrid, Shanghai, and the United Arab Emirates. For more information about Energy Recovery, Inc. please visit www.energyrecovery.com.

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